Exhibit 16.1

Partnership of:
D A L E M A T H E S O N C A R R - H I L T O N L A B O N T E C H A R T E R E D A C C O U N T A N T S	Robert J. Burkart, Inc. Alvin F. Dale, Ltd. Wilfred A Jacobson, Inc, Robert J. Matheson, Inc. Brian A. Shaw, Inc	James F. Carr-Hilton, Ltd. Peter J. Donaldson, Inc. Reginald .J. LaBonte, Ltd. Fraser G. Ross, Ltd. Anthony L. Soda, Inc.

December 23 , 2005

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington DC 20549

Dear Sir or Madam:

We have read Item 4.01 of Sun New Media Inc.'s (formerly SE Global Equities Corp.) Form 8-K /A dated December 23 , 2005 and have the following comments:

  With regards to the statements in the first sentence of the first paragraph, we agree with the statement made relating to the resignation of Dale Matheson Carr-Hilton LaBonte, however we have no basis to agree or disagree with regards to the statement made relating to the appointment of Moores Rowland Mazars.
  We agree with the statements made in the second and third paragraphs.
  We have no basis to agree or disagree with the statements made in the second and third sentences of the first paragraph or with the statements made in the fourth paragraph.

Yours truly,

"Dale Matheson Carr-Hilton LaBonte"

Dale Matheson Carr-Hilton LaBonte

Chartered Accountants

Vancouver, British Columbia

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